UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2009

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
8735 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On May 28, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of WellCare Health Plans, Inc. (“WellCare”) approved the following new forms of equity agreements (collectively, the “Equity Agreements”) under WellCare’s 2004 Equity Incentive Plan:

(1)	Form of Restricted Stock Agreement to be entered into between WellCare and WellCare associates, including executive officers (the “Associate Restricted Stock Agreement”);

(2)	Form of Restricted Stock Unit Agreement to be entered into between WellCare and WellCare associates, including executive officers (the “Associate RSU Agreement”);

(3)	Form of Restricted Stock Agreement to be entered into between WellCare and members of the Board (the “Director Restricted Stock Agreement”); and

(4)	Form of Non-Qualified Stock Option Agreement to be entered into between WellCare and WellCare associates, including executive officers (the “Associate Option Agreement”).

Associate Restricted Stock and Associate RSU Agreements

The amount and vesting schedule of each equity award issued pursuant to an Associate Restricted Stock Agreement or an Associate RSU Agreement will be determined by the Compensation Committee and be set forth in the individual Associate Restricted Stock Agreement or Associate RSU Agreement. The Associate Restricted Stock Agreement and the Associate RSU Agreement each provide that upon termination of the associate’s employment with WellCare for any reason (other than following a change of control of WellCare as described below), any remaining unvested portion of the equity grant will automatically terminate and be forfeited.  If the associate is terminated by WellCare without cause or by the associate for good reason, in either case within twelve months after a change in control of WellCare, then the remaining unvested portion of the equity grant will immediately vest as of the associate’s termination date.

Director Restricted Stock Agreement

The amount and vesting schedule of each restricted share award issued pursuant to a Director Restricted Stock Agreement will be determined by the Board and be set forth in the individual Director Restricted Stock Agreement. The Director Restricted Stock Agreement provides that when the director ceases to be a member of the Board for any reason (other than following a change of control of WellCare as described below), any unvested restricted shares under the award will automatically terminate and be forfeited.  If the director ceases to be a member of the Board following a change in control of WellCare (or its successor), then the unvested shares of restricted stock will immediately vest as of the date the director ceases to be a Board member.

Associate Option Agreement

The number of shares subject to an option award as well as the vesting schedule and exercise price of each option award issued pursuant to an Associate Option Agreement will be determined by the Compensation Committee.  The Associate Option Agreement provides that the associate may pay the exercise price for the option in one of several different methods, including, among others, in cash, the delivery by the associate of outstanding WellCare common stock, permitting WellCare to withhold a number of shares of WellCare common stock otherwise issuable upon exercise of an option with a fair market value equal to the exercise price payable with respect to the portion of the option being exercised, or any combination of these methods.  An option award may be exercised at any time after it has vested until it expires.  Options expire on the earlier of the seventh anniversary of the grant date or the expiration of the post-termination exercise period discussed below.

If an associate’s employment is terminated for cause, the option will expire immediately upon termination.  If an associate’s employment is terminated as a result of death or disability, the option may be exercised for up to 180 days after the termination date.  If an associate’s employment is terminated for any other reason (other than following a change in control of WellCare as described below), including retirement, the option may be exercised for up to 90 days after the termination date.  If within twelve months after a change in control of WellCare the associate is terminated (i) by WellCare without cause, (ii) by reason of death, disability, or retirement, or (iii) by the associate for good reason, then the option will become fully exercisable and shall remain so for any applicable post-termination exercise period.  The right of an associate to exercise options during any post-termination period is conditioned on compliance with certain non-competition provisions.

The foregoing description does not purport to be a complete description of the terms of the Equity Agreements.  The above description is qualified in its entirety by reference to the Equity Agreements, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4.

* * *

WellCare does not intend to use any of its forms of equity agreement approved prior to May 28, 2009, with respect to any future equity awards that will be made pursuant to WellCare’s 2004 Equity Incentive Plan.   However, any outstanding awards issued pursuant to previously approved form agreements will remain subject to the terms and conditions set forth therein.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits.

The following exhibits are filed as part of this report:

10.1	Form of Restricted Stock Agreement for associates under 2004 Equity Incentive Plan
10.2	Form of Restricted Stock Agreement for directors under 2004 Equity Incentive Plan
10.3	Form of Restricted Stock Unit Agreement for associates under 2004 Equity Incentive Plan
10.4	Form of Non-Qualified Stock Option Agreement for associates under 2004 Equity Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009	WELLCARE HEALTH PLANS, INC. /s/ Thomas L. Tran
Thomas L. Tran
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of Restricted Stock Agreement for associates under 2004 Equity Incentive Plan
10.2	Form of Restricted Stock Agreement for directors under 2004 Equity Incentive Plan
10.3	Form of Restricted Stock Unit Agreement for associates under 2004 Equity Incentive Plan
10.4	Form of Non-Qualified Stock Option Agreement for associates under 2004 Equity Incentive Plan